Exhibit 99.1

BG Medicine Announces Fiscal 2011 Second Quarter Results

Waltham, Mass., August 11, 2011 – BG Medicine, Inc. (NASDAQ: BGMD) today announced its consolidated results of operations for the three and six months ended June 30, 2011, and provided a business update. The Company will host a conference call and webcast today, August 11, 2011, beginning at 9:00 am Eastern Time (details follow below).

For the quarter ended June 30, 2011, the Company reported a consolidated net loss of $4.8 million compared to a consolidated net loss of 3.7 million for the quarter ended June 30, 2010. For the six months ended June 30, 2011, the Company reported a consolidated net loss of $8.0 million compared to a consolidated net loss of $9.4 million for the six months ended June 30, 2010.

At June 30, 2011, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $32.0 million.

Business Update

“We continue to make excellent progress across our product development and business priorities,” said Pieter Muntendam, M.D., president and chief executive officer of BG Medicine. “New results continue to support the transformative nature and potential of our cardiovascular products and we have made good progress in preparing for the launch of the automated products in 2012. When we decided to pursue the development of galectin-3 in 2006, we recognized its transformative potential. The results of a broad range of studies investigating various aspects of galectin-3 will now become available in the third quarter. This represents an important phase in the development of galectin-3 and of the Company.”

Recent highlights, accomplishments and upcoming events for the Company include:

Galectin-3

•

Two major medical meetings will highlight important galectin-3 results - annual meetings of the European Society of Cardiology (August 28-31) and the Heart Failure Society of America (September 18-21).

•	Findings from the ESC meeting will be disseminated by means of a CME program, Company sponsored webcast and disclosures.

•

Engaged The Medical Affairs Company LLC to provide staffing for five Cardiovascular Clinical Liaisons to support dissemination of the new results to the heart failure expert community, commencing in September 2011.

•	Filed the CPT-code application for a specific reimbursement code for galectin-3. If approved, this would make galectin-3 testing eligible for targeted reimbursement in 2013.

•

Completed the measurement of galectin-3 in samples of the Framingham Heart Study (offspring cohort - N=3,446). The data have been provided to the Framingham Heart Study for analysis and interpretation.

•	Continued progress in the development of the automated versions of our galectin-3 test with the intent to submit a regulatory filing in the U.S. for at least one of the automated versions in 2011.

AMIPredict

•	Successful verification of AMIPredict’s performance in a second independent study,

•	Successful migration of the AMIPredict test from the original discovery platform to an automated, high-throughput platform (Abbott Architect®).

•	Further advances in the development towards filing for 510(k) clearance later in 2011.

Corporate

•

Created the position of Chief Commercial Officer to lead the commercial operations of the Company. The position was filled by Steve Miller, an industry veteran with approximately 20 years experience in commercializing diagnostic tests, including as Vice President of Sales and Marketing at Athena Diagnostics.

•	Announced the appointment of Stéphane Bancel, former CEO of bioMérieux, as Executive Chairman.

Financial Results

Three months ended June 30, 2011

Revenue for the quarter ended June 30, 2011 decreased by 47% to $221,000 from $418,000 in the quarter ended June 30, 2010. The decrease resulted primarily from lower activity in the HRP initiative and the absence of other services agreements.

Cost of revenue for the quarter ended June 30, 2011 decreased by approximately 52% to $193,000 from $403,000 in the quarter ended June 30, 2010. The decrease in cost of revenue was primarily attributable to the decrease in costs associated with Phase II of the HRP initiative and other service agreements.

Research and development expenses for the quarter ended June 30, 2011 increased by approximately 53% to $2.4 million from $1.5 million in the quarter ended June 30, 2010. The increase in expense was due to an increase in activity and personnel-related costs associated with our internal biomarker discovery and development efforts.

Selling, general and administrative expenses for the quarter ended June 30, 2011 increased by approximately 25% to $2.5 million from $2.0 million in the quarter ended June 30, 2010. Marketing expenses increased by $359,000 primarily due to medical education programs associated with our galectin-3 product. General and administrative expenses increased by $142,000 primarily due to expenses related to being a public company.

Six months ended June 30, 2011

Revenue for the six months ended June 30, 2011 increased by 106% to $1.1 million from $522,000 in the six months ended June 30, 2010. The increase was primarily due to the execution of an agreement under the HRP initiative.

Cost of revenue for the six months ended June 30, 2011 decreased by approximately 28% to $344,000 from $478,000 in the six months ended June 30, 2010. The decrease in cost of revenue was primarily attributable to the decrease in costs associated with Phase II of the HRP initiative and other service agreements.

Research and development expenses for the six months ended June 30, 2011 increased by approximately 4% to $4.1 million from $3.9 million in the six months ended June 30, 2010. The increase in expense was due to an increase in activity and personnel-related costs associated with our internal biomarker discovery and development efforts.

Selling, general and administrative expenses for the six months ended June 30, 2011 increased by approximately 2% to $4.5 million from $4.4 million in the six months ended June 30, 2010. Marketing expenses decreased $70,000 primarily due to decreased personnel-related costs. General and administrative expenses increased $144,000 primarily due to expenses related to being a public company.

Conference call and webcast

The Company will host a conference call and webcast today, August 11, 2011, beginning at 9:00 am Eastern time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com.

A replay of the call will be available approximately one hour following the end of the call through August 18, 2011. The replay may be accessed by dialing (855) 859-2056 within the U.S. and Canada or (404) 537-3406 from international locations, pass code 87109236. The call will be archived and accessible on the Company’s website for approximately 30 days.

Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine is a life sciences company focused on the discovery, development, and commercialization of novel diagnostics based on biomarkers to improve patient outcomes and contain healthcare costs. BG Medicine recently launched the galectin-3 test for use in patients with heart failure. The galectin-3 test is the first novel blood test for cardiac disease cleared by the FDA in five years. For additional information about BG Medicine and galectin-3 testing, please visit: www.bg-medicine.com and www.galectin-3.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our progress toward our product development and business priorities; our progress in preparing for the launch of the automated versions of our galectin-3 test in 2012; our expectations regarding the timing of certain ongoing studies; our expectations that the results from certain ongoing studies will validate our understanding of the role of galectin-3 in heart failure development; our expectations for our business operations and outlook; and our beliefs regarding the importance of our galectin-3 test to heart failure patients. These statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to transition into a commercial organization and generate sufficient revenue to sustain our business; our estimates of future performance, including the expected timing of the launch of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products and product candidates; our reliance on third parties to develop or distribute our product candidates and products, including our ability to enter into collaboration agreements with respect to our product candidates and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our need for additional financing; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
	(unaudited)

Revenue	$221	$418	$1,076	$522

Operating Expenses:
Cost of revenue	193	403	344	478
Research and development	2,361	1,541	4,074	3,915
Selling, general and administrative	2,508	2,007	4,495	4,421

Total operating expenses	5,062	3,951	8,913	8,814

Loss from operations	(4,841)	(3,533)	(7,837)	(8,292)

Interest income	24	2	32	3
Interest expense	(16)	(237)	(107)	(1,019)
Other (expense) income	(3)	26	(55)	(44)

Net loss	(4,836)	(3,742)	(7,967)	(9,352)

Accretion of redeemable convertible preferred stock	—	(256)	(118)	(509)

Net loss attributable to common stockholders	$(4,836)	$(3,998)	$(8,085)	$(9,861)

Net loss attributable to common stockholders per share - basic and diluted	$(0.25)	$(1.36)	$(0.52)	$(3.35)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	19,201,544	2,948,118	15,689,207	2,947,908

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 31, 2011	December 31, 2010
	(in thousands)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,398	$2,425
Marketable securities	12,892	—
Restricted cash	673	—
Accounts receivable	76	786
Inventory	234	—
Prepaid expenses and other current assets	870	405

Total current assets	33,143	3,616

Property and equipment, net	361	604
Intangible assets, net	499	541
Deferred offering costs	—	2,229
Deposits and other assets	37	37

Total assets	$34,040	$7,027

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Term loan, current portion	$—	$96
Bridge notes, including accrued interest	—	6,276
Accounts payable	803	1,380
Accrued expenses	2,790	2,822
Deferred revenue and customer deposits	1,510	1,521

Total current liabilities	5,103	12,095

Warrant liability	32	248

Total liabilities	5,135	12,343

Redeemable convertible preferred stock	—	72,093

Stockholders’ equity (deficit)
Convertible preferred stock	—	1,708
Common stock	19	3
Additional paid-in capital	132,591	16,618
Accumulated deficit	(103,705)	(95,738)

Total stockholders’ equity (deficit)	28,905	(77,409)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$34,040	$7,027